EXHIBIT 99.1.1
CONTACTS:
Brian Turcotte
Investor Relations
561-438-3657
brian.turcotte@officedepot.com
Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES THIRD QUARTER RESULTS
Delray Beach, Fla., October 29, 2008 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced results for the fiscal period ending September 27, 2008.
THIRD QUARTER RESULTS 1
Total Company sales for the third quarter decreased 7% to $3.7 billion. Total Company operating expenses, adjusted for Charges, represented 27.7% of sales, versus 25.2% reported in the third quarter of 2007. EBIT, adjusted for Charges, was $15 million in the third quarter of 2008 or 0.4% as a percentage of sales, compared to $128 million or 3.3% in the prior-year period.
The Company reported a net loss of $7 million in the third quarter of 2008, compared to earnings of $117 million in the same period of 2007. The loss per share on a diluted basis was $0.02 for the quarter, versus earnings per share of $0.43 in the third quarter of 2007. Adjusted for Charges, the Company reported a loss per share on a diluted basis of $0.01 for the third quarter, versus earnings of $0.43 in the same period one year ago. These results include a charge of approximately $21 million, or $0.05 per share, for North American Retail store impairment and closure costs, and a U.K. tax law change that had an $8 million, or $0.03 per share, negative impact on the Company’s third quarter results. In the third quarter, the Company’s cash flow from operations was $261 million and free cash flow was $190 million.
THIRD QUARTER DIVISION RESULTS
North American Retail Division
Third quarter sales in the North American Retail Division were $1.6 billion, down 11% compared to the same period last year. Comparable store sales in the 1,203 stores in the U.S. and Canada that have been open for more than one year decreased 14% for the third quarter. The Company continues to be negatively impacted by weakening business conditions in North America. Although it appears that the sales rate decline in California has been consistent over the past few quarters, Florida, and the other markets in which the Company operates, experienced a steeper sales rate decline.
The North American Retail Division had an operating profit of $12 million for the third quarter, a decline from the operating profit of $80 million in the same period of the prior year. Operating profit margin was 0.8%, versus 4.5% in the third quarter of 2007. Operating margin during the third quarter of 2008 was negatively impacted by a de-leveraging of fixed costs, asset impairment charges and store closure costs of $21 million, inventory shrink, higher supply chain costs and lower bonus accrual reversals versus a year ago. Partially offsetting this margin decline was an improvement in product margins.

[1]	Includes non-GAAP information. Third quarter results include impacts of previously announced programs (“Charges”). Additional information is provided in our Form 10-Q filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

During the third quarter, Office Depot opened six new stores, closed three, and relocated two stores, bringing the total store count to 1,275. The Company also remodeled two stores in the quarter.
Inventory per store was $777 thousand at the end of the third quarter of 2008, down approximately 15% from the prior year. This decrease is a result of the Company’s ability to align inventory investment with sales levels in the current economic environment.
North American Business Solutions Division
Third quarter sales in the North American Business Solutions Division were $1.1 billion, down 10% compared to the same period last year, driven by further deterioration in our small- to medium-sized customer base and a significant reversal in the sales growth trend among our large, national account customers and the public sector.
The North American Business Solutions Division operating profit was $39 million for the third quarter of 2008 compared to $69 million for the same period of the prior year. Operating profit margin was 3.7%, versus 5.9% in the third quarter 2007. The decrease in operating margin during the third quarter 2008 primarily relates to lower product margins, an increase in advertising spend, de-leveraging of fixed costs against lower sales levels and lower bonus accrual reversals versus a year ago. Partially offsetting this margin decline was an increase in vendor program support during the quarter.
International Division
The International Division reported a sales increase of 3% in the third quarter of 2008 to $1.0 billion, compared with the same period last year, while sales in local currency decreased by 2%. Sales in the Direct channel were down as a result of a growing number of value seeking customers and an increase in competitiveness within the channel. Sales in the Contract channel increased 3% in local currency; however, sales weakened during the quarter as many larger accounts were under pressure to reduce spending.
Division operating profit was $36 million in the third quarter of 2008 compared to $47 million in the same period of the prior year. Operating profit margin was 3.5%, versus 4.7% in the third quarter of 2007. The margin decrease is a result of lower bonus accrual reversals versus a year ago, lower sales volume de-leveraging fixed expenses and unfavorable foreign exchange rates. Partially offsetting this margin decline was an improvement in the profitability of the U.K. business.
Other Matters
As noted in the announcement on September 26, 2008, Office Depot entered into its new $1.25 billion asset-based credit facility. The facility is secured by the Company’s inventory, accounts receivable, cash and depository accounts, and replaced the previous $1.0 billion revolving credit agreement and various overseas credit lines. More information is available in the Forms 8-K filed with the Securities and Exchange Commission on September 26, 2008 and October 9, 2008.
The Company has not moved forward with selling its investment in its Mexican joint venture in conjunction with the unsolicited, nonbinding proposal from its joint venture partner. Office Depot continues to engage in discussions with its partner regarding strategic alternatives for the business that will add to cash flow and increase shareholder value. Decisions regarding alternatives for this business would need to consider, among other things, the share repurchase restrictions in the Company’s asset-based loan facility (which currently prohibits share repurchases). In addition, the proceeds received from a potential sale would be reduced by about 40 percent due to taxes. There can be no assurance that any agreement on financial or other terms satisfactory to the Company will result or that any transaction will be approved or completed. The joint venture is expected to contribute between $35 and $40 million in net income this year to Office Depot.

Additional information on the Company’s results for the period can be found in the third quarter Form 10-Q filed with the Securities and Exchange Commission.
Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on the corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,705 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.9 billion e-commerce operation. Office Depot has annual sales of approximately $15.1 billion, and employs about 49,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 48 countries.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are ‘forward-looking’ statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered ‘forward-looking’ as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of	As of
	September 27,	December 29,	September 29,
	2008	2007	2007
Assets

Current assets:
Cash and cash equivalents	$394,574	$222,954	$187,037
Receivables, net	1,450,220	1,511,681	1,532,784
Inventories	1,460,499	1,717,662	1,608,697
Deferred income taxes	144,209	120,162	85,207
Prepaid expenses and other current assets	166,917	143,255	139,865

Total current assets	3,616,419	3,715,714	3,553,590

Property and equipment, net	1,623,858	1,588,958	1,529,046
Goodwill	1,338,183	1,282,457	1,266,816
Other intangible assets	103,453	107,987	109,299
Other assets	537,500	561,424	487,420

Total assets	$7,219,413	$7,256,540	$6,946,171

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,351,016	$1,591,154	$1,622,841
Accrued expenses and other current liabilities	1,196,732	1,170,775	1,123,594
Income taxes payable	11,447	3,491	36,330
Short-term borrowings and current maturities of long-term debt	420,979	207,996	49,933

Total current liabilities	2,980,174	2,973,416	2,832,698

Deferred income taxes and other long-term liabilities	585,573	576,254	539,915
Long-term debt, net of current maturities	519,348	607,462	581,140
Minority interest	7,302	15,564	14,999

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares - 280,862,835 in 2008, 428,777,625 in December 2007 and 428,671,158 in September 2007	2,809	4,288	4,287
Additional paid-in capital	1,187,383	1,784,184	1,771,370
Accumulated other comprehensive income	449,854	495,916	420,258
Retained earnings	1,545,281	3,783,805	3,765,031
Treasury stock, at cost — 5,976,950 shares in 2008, 155,819,358 shares in December 2007 and 155,783,289 shares in September 2007	(58,311)	(2,984,349)	(2,983,527)

Total stockholders’ equity	3,127,016	3,083,844	2,977,419

Total liabilities and stockholders’ equity	$7,219,413	$7,256,540	$6,946,171

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
Sales	$3,657,857	$3,935,411	$11,224,947	$11,660,610
Cost of goods sold and occupancy costs	2,633,416	2,820,276	8,048,310	8,180,248

Gross profit	1,024,441	1,115,135	3,176,637	3,480,362

Store and warehouse operating and selling expenses	844,189	843,958	2,522,689	2,529,144
General and administrative expenses	176,362	150,797	550,136	462,115
Amortization of deferred gain on building sale	(1,873)	(1,873)	(5,619)	(5,619)

Operating profit	5,763	122,253	109,431	494,722

Other income (expense):
Interest income	1,908	4,111	8,417	6,212
Interest expense	(16,405)	(19,316)	(45,631)	(49,987)
Miscellaneous income, net	3,574	5,238	18,517	24,933

Earnings (loss) before income taxes	(5,160)	112,286	90,734	475,880

Income taxes	1,538	(5,202)	30,661	99,039

Net earnings (loss)	$(6,698)	$117,488	$60,073	$376,841

Earnings (loss) per common share:
Basic	$(0.02)	$0.43	$0.22	$1.38
Diluted	(0.02)	0.43	0.22	1.36

Weighted average number of common shares outstanding:
Basic	272,939	272,014	272,726	273,131
Diluted	272,939	274,370	273,073	276,817

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	39 Weeks Ended
	September 27,	September 29,
	2008	2007
Cash flow from operating activities:
Net earnings	$60,073	$376,841
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	192,345	206,454
Charges for losses on inventories and receivables	100,353	76,425
Changes in working capital and other	45,510	(204,945)

Net cash provided by operating activities	398,281	454,775

Cash flows from investing activities:
Capital expenditures	(277,818)	(334,010)
Acquisitions, net of cash acquired, and related payments	(101,786)	(47,848)
Release of restricted cash	18,100	¯
Purchase of assets held for sale and sold	(39,772)	¯
Proceeds from assets sold and other	85,286	107,680

Net cash used in investing activities	(315,990)	(274,178)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	658	27,913
Tax benefits from employee share-based payments	292	15,776
Acquisition of treasury stock under approved repurchase plans	¯	(199,592)
Treasury stock additions from employee related plans	(1,015)	(10,372)
Proceeds from issuance of debt under asset based credit facility	365,000	¯
Net payments on long- and short-term borrowings	(268,923)	(5,470)

Net cash provided by (used in) financing activities	96,012	(171,745)

Effect of exchange rate changes on cash and cash equivalents	(6,683)	4,633

Net increase in cash and cash equivalents	171,620	13,485
Cash and cash equivalents at beginning of period	222,954	173,552

Cash and cash equivalents at end of period	$394,574	$187,037

OFFICE DEPOT, INC.
Comparative Trailing Four Quarters Data and
GAAP to Non-GAAP Reconciliations
(Unaudited)

Total Company	Trailing 4 Quarters
(Dollars in millions)	September 27,	September 29,
	2008	2007
Sales	$15,091.9	$15,503.6

EBIT[1]	$120.6	$689.3
% of sales	0.8%	4.4%
EBIT — as adjusted[1]	$165.9	$745.8
% of sales	1.1%	4.8%

Net earnings	$78.9	$503.4
Net earnings — as adjusted[1]	$112.8	$540.5

Diluted Earnings Per Share	$0.29	$1.81
Diluted Earnings Per Share — as adjusted[1]	$0.41	$1.95

EBITDA — as adjusted[1]	$421.6	$997.1
% of sales	2.8%	6.4%

Return on Invested Capital (ROIC) — as adjusted [1]	6.9%	13.9%

Average shares	273.1	277.7

[1]	EBIT and EBITDA are non-GAAP financial measures; EBIT — as adjusted and EBITDA — as adjusted exclude the Charges. (bps = basis points)
The Company is committed to measuring and reporting results in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, management also recognizes that some financial measures other than those prepared in accordance with GAAP (“non-GAAP”) can provide meaningful and useful information about performance and allow for an informed assessment of possible future performance. Certain non-GAAP performance measures (e.g. EBIT and ROIC) are used to determine variable pay awards throughout our Company.
Non-GAAP measures in these tables exclude certain charges (“Charges”) that are important and required under GAAP but that may not clearly convey the on-going results of operating the business during the period. These measures also exclude a gain on sale of a building and a legal settlement, both recognized in the fourth quarter of 2006.

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
The non-GAAP numbers presented along with the most closely related GAAP numbers, and the reconciliations are provided in the following tables. ($ in millions)

Q3 2008	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,024.5	28.0%	$—	$1,024.5	28.0%
Operating Expenses	$1,018.7	27.8%	$(5.3)	$1,013.4	27.7%
Operating Profit	$5.8	0.2%	$5.3	$11.1	0.3%
Net Earnings (Loss)	$(6.7)	(0.2)%	$5.0	$(1.7)	0.0%

Diluted Earnings (Loss) Per Share	$(0.02)		$0.01	$(0.01)

Q3 2007	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$1,115.1	28.3%	$0.1	$1,115.2	28.3%
Operating Expenses	$992.8	25.2%	$(0.7)	$992.1	25.2%
Operating Profit	$122.3	3.1%	$0.8	$123.1	3.1%
Net Earnings	$117.5	3.0%	$—	$117.5	3.0%

Diluted Earnings Per Share	$0.43		$—	$0.43

YTD 2008	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$3,176.6	28.3%	$—	$3,176.6	28.3%
Operating Expenses	$3,067.2	27.3%	$(31.6)	$3,035.6	27.0%
Operating Profit	$109.4	1.0%	$31.6	$141.0	1.3%
Net Earnings	$60.1	0.5%	$21.6	$86.2	0.8%

Diluted Earnings Per Share	$0.22		$0.10	$0.32

YTD 2007	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross Profit	$3,480.4	29.8%	$0.3	$3,480.7	29.9%
Operating Expenses	$2,985.7	25.6%	$(24.5)	$2,961.2	25.4%
Operating Profit	$494.7	4.2%	$24.8	$519.5	4.5%
Net Earnings	$376.8	3.2%	$20.5	$397.3	3.4%

Diluted Earnings Per Share	$1.36		$0.08	$1.44

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
North American Retail Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2008	2007	2008	2007

Sales	$1,578.5	$1,772.0	$4,725.0	$5,145.9
% change	(11)%	—%	(8)%	2%

Division operating profit	$11.9	$79.5	$90.0	$331.1
% of sales	0.8%	4.5%	1.9%	6.4%
North American Business Solutions Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2008	2007	2008	2007

Sales	$1,054.2	$1,168.1	$3,222.3	$3,453.7
% change	(10)%	(3)%	(7)%	—%

Division operating profit	$39.0	$68.8	$147.9	$219.3
% of sales	3.7%	5.9%	4.6%	6.4%
International Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2008	2007	2008	2007

Sales	$1,025.1	$995.4	$3,277.6	$3,061.0
% change	3%	13%	7%	16%
% change in local currency sales	(2)%	5%	(1)%	8%

Division operating profit	$35.9	$47.2	$147.3	$171.4
% of sales	3.5%	4.7%	4.5%	5.6%
Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

Other Selected Financial Information
(In thousands, except operational data)	39 Weeks Ended	39 Weeks Ended
	September 27, 2008	September 29, 2007

Cumulative share repurchases under approved repurchase plans ($):	$ ¯	$199,592

Cumulative share repurchases under approved repurchase plans (shares):	¯	5,702

Shares outstanding, end of quarter	274,886	272,888

Amount authorized for future share repurchases, end of quarter ($):	$500,000
Selected Operating Highlights

	13 Weeks Ended		39 Weeks Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
Store Statistics

United States and Canada:
Store count:
Stores opened	6	28	57	59
Stores closed	3	2	4	5
Stores relocated	2	1	6	1
Total U.S. and Canada stores	1,275	1,212	1,275	1,212

North American Retail Division square footage:	30,862,571	29,602,651
Average square footage per NAR store	24,206	24,425
Inventory per store (end of period)	$777,000	$916,000
International Division company-owned:
Store count:
Stores opened	¯	8	2	21
Stores closed	¯	1	1	2
Stores acquired	13	1	13	2
Total International company-owned stores	162	144	162	144